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MANAGEMENT INCENTIVE PLAN (MIP)                                    EXHIBIT 10.46
FISCAL YEAR 2005



INTRODUCTION

The Management Incentive Plan ("MIP") is a discretionary bonus plan designed to effectively link a portion of cash compensation to both Company and individual performance results. It specifically applies to those employees assigned to the Vice President job level or those in the Director job level who are specifically approved for participation in the MIP. Participants have an opportunity to earn semi-annual awards based on both the company's performance and their personal performance during a given semi-annual period (the "Performance Period"). This document describes the administrative rules governing MIP awards.

INCENTIVE FREQUENCY

Awards under the MIP are calculated and distributed on a semi-annual basis following conclusion of the Company's second and fourth fiscal quarters. To permit administrative calculations, payments will generally be distributed to Participants within 60 calendar days following the end of each Performance Period.

ELIGIBILITY

You are considered an eligible "Participant" for a particular Performance Period provided you meet all of the following criteria:

     1. You must be assigned to "regular" employment status with the Company (e.g., non-temporary; non-contractor) and be assigned a "standard hours" value in the Company's HRMS/Payroll system of 20 or more hours per week; and

     2. You must be employed on or before the first business day of a semi-annual performance period in order to fully participate for that period. If your employment start date occurs after the first business day of a semi-annual period but on or before the first business day of the second fiscal quarter within the current semi-annual period, you will be eligible to participate on a pro-rated basis such that only your earnings for the second half of the semi-annual period will be used for incentive calculation purposes; and

     3. You must be employed on the date of incentive award payment or, if involuntarily terminated due to job elimination before this date, be employed through the last business day of the relevant Performance Period; and

     4. You must have actively performed work duties during some portion of the Performance Period; and

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     5.   You must not be eligible to participate in any other Company-sponsored incentive or commission plan, except as approved by the CEO; and

     6. You must be assigned a Summary Performance Rating of "Achieved Expectations," "Exceeds Expectations" or "Exceptional" for the relevant Performance Period. This rating must be documented as part of a completed evaluation form submitted to Human Resources.

DEFINITIONS

The "Plan Year" is the company's fiscal year. The first two fiscal quarters combined represent the first semi-annual Performance Period, while the third and fourth fiscal quarters combined represent the second semi-annual Performance Period.

"Company Performance" is defined as the extent to which the Company attains established "Incentive Plan Goals" which include sequential period net revenue growth and net income goals established by the Administrative Committee at the beginning of the fiscal year. Revenues and expenses associated with business acquisitions and divestitures that occur during the Plan Year may be excluded from the results used to calculate incentive awards. The Administrative Committee will determine, in its sole discretion, what constitutes a business acquisition or divestiture for these purposes.

The "Incentive Pool" is the amount of money available for payout in conjunction with a given Performance Period and is determined by the Administrative Committee based upon the extent to which semi-annual and year-to-date Incentive Plan Goals are achieved. In general, if semi-annual net revenue growth fails to equal at least 80% of the net revenue growth goal or if funding the MIP pool will cause the Company to fail to achieve its net income goal, no payout will occur.

Each Participant is assigned an "Incentive Payout Range" which represents his/her minimum and maximum incentive payout potential as a percentage of "Incentive Compensation" for each Performance Period and is determined by his/her assigned Job Level at the end of the relevant Performance Period as follows:

      CORPORATE TITLE GROUPING                    INCENTIVE PAYOUT RANGE
      ------------------------                    ----------------------

           Vice President                              Zero to 100%


"Incentive Compensation" for exempt (salaried) Participants will be equal to each Participant's annual base salary at the time of incentive computation divided by two with a prorata adjustment based upon standard hours as recorded on the HR/Payroll system applying to part-time exempt Participants and those not employed on the first business day of the Performance Period who are employed on or before the first business day of the second fiscal quarter contained within the Performance Period.


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Participants who experience a leave of absence during the performance period will generally be based on aggregate wages including regular, paid-time-off and holiday pay for the relevant Performance Period. Wages related to relocation, bonuses, incentives, commissions, or disability payments are not included. Under all circumstances, a Participant must actually work at least one day of a Performance Period in order to be eligible for an award.

A "Performance Factor" is a value tied to a Participant's Summary Performance Rating intended to link Award Percentages with individual performance.

An "Award Percentage" is the specific incentive payout percentage granted to a Participant. Award Percentages must fall within a Participant's assigned Incentive Payout Range. The CEO must approve any exception.

An "Initial Payout Award" is the initial incentive bonus award determined mathematically through a specified calculation. A Participant's Initial Payout Award may vary significantly from his/her "Final Payout Award" which represents the actual amount paid.

An "Adjustment Factor" is a value, generally less than 1.0, applied to adjust all Initial Payout Awards similarly so that in total they do not exceed the Incentive Pool. It is calculated as follows:

   Adjustment Factor = Incentive Pool divided by total Initial Payout Awards

FINAL MIP AWARD DETERMINATION

MIP awards are determined by each Participant's supervisor by evaluating a number of contributing factors, including subjective discretion, as follows:

     1. The Incentive Pool is determined based upon the extent to which the Company achieves established net revenue and net income performance goals for the relevant Performance Period and on a year-to-date basis.

     2. The performance of each Participant is assessed through the assignment of a Summary Performance Rating as part of the semi-annual performance review process. No bonus will be paid to Participants assigned an "Improvement Needed" or "Unsatisfactory" summary rating. Summary Performance Ratings drive the assignment of specific Performance Factors as follows:

          Summary Performance Rating                  Performance Factor
          --------------------------                  ------------------

          Exceptional                                 2.0
          Exceeds Expectations                        1.25
          Achieved Expectations                       1.0
          Improvement Needed                          Zero
          Unacceptable                                Zero


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     3.   An Initial Payout Award is calculated for each Participant as follows:

          Initial Award Percentage = A x B x C x D x E; where

          A = Performance Factor (tied to Summary Performance Rating)
          B = Midpoint of a Participant's Incentive Payout Range (tied to job level)
          C = Incentive Compensation (for the relevant period)
          D = Adjustment Factor (if applicable)
          E = Prorata value to reflect part-time exempt status or partial period participation

     4. A Participant's Final Payout Award is the actual incentive bonus amount paid. Final Payout Awards are determined by each Participant's supervisor by considering the Initial Payout Award (and contributing factors) as well as other discretionary factors designed to ensure Final Payout Awards optimally reflect employee contribution.

ADMINISTRATION

The Plan will be administered by the VP, Human Resources of the Company or his/her assignee. The VP, Human Resources has the authority to interpret the provisions of the Plan and to make any rules and regulations necessary to administer the Plan. His/her decision is final in all matters of judgment pertaining to the Plan, and he/she may, without notice, amend, suspend or revoke the Plan.

All awards under the Plan are at the sole discretion of management which reserves the right to modify or eliminate any award, based on a review of pertinent factors, with or without notice to a Participant.